EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. NAMES

CHIEF OPERATING OFFICER OF THE HOUSEWARES/SMALL APPLIANCE SEGMENT

Eau Claire, Wisconsin (December 14, 2018) — National Presto Industries, Inc. (NYSE: NPK) announced today that during its December 11, 2018, meeting, the Board of Directors elected the Company’s Vice President and Secretary, Douglas J. Frederick, to the new position of Chief Operating Officer of the Housewares and Small Appliance segment effective January 1, 2019.

Maryjo Cohen, President, stated, “Mr. Frederick is ideal for the new position. In his current roles, he has demonstrated not only superb business acumen, but also a passion for the housewares and small appliance side of the business.  He joined Presto as Corporate Counsel in September 2007 with expertise in intellectual property matters including patent, trademark, and copyright law. Mr. Frederick was promoted to the position of General Counsel in January 2009, Secretary in November 2009, and Vice President in May 2018. He was previously a litigation attorney with Rider Bennett, LLP, in Minneapolis and holds both a Doctor of Jurisprudence degree and Ph.D. in Mass Communications from the University of Iowa.”

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.